Exhibit 99.1

Insperity Appoints Two New Independent Directors to Board

HOUSTON - December 2, 2019 - Insperity, Inc (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that its board of directors has appointed Latha Ramchand and John Lumelleau as new independent directors.
“We are excited to add depth and diversity of experience to our board with the addition of Latha and John. Beyond her finance background, Latha’s experience with entrepreneurship and generational changes bolsters our board’s insight into an important part of our client base,” said Paul J. Sarvadi, chairman and chief executive officer. “John led the growth of the world’s largest privately held insurance brokerage firm, bringing to our board his experience with risk management and handling the challenges faced by growth-oriented organizations.”
Dr. Ramchand has been appointed as a Class I director with a term expiring at our annual meeting of the stockholders in 2020. Mr. Lumelleau has been appointed as a Class II director with a term expiring at our annual meeting of the stockholders in 2021.
Dr. Ramchand has served as Executive Vice Chancellor and Provost at the University of Missouri since her appointment in August 2018. Previously, Dr. Ramchand served as dean of the C.T. Bauer College of Business of the University of Houston from 2011 to 2018. Prior to her deanship, she served as associate dean from 2006. During her tenure as dean, Bauer College grew enrollment to over 6,400 students, oversaw the creation of a social entrepreneurship program, expanded programs in entrepreneurship and technology commercialization, and created a venture fund and a start-up accelerator. Dr. Ramchand held various professorships with the Bauer College from 1993 until her promotion to associate dean. Dr. Ramchand is also a certified financial analyst and currently serves on the advisory board of the CFP Board of Standards since 2018. She received her Ph.D., Finance, from the Kellogg Graduate School of Management of Northwestern University in 1993, her M.A., Economics, from the University of Bombay in 1983 and a B.A., Economics, also from the University of Bombay in 1981.
Mr. Lumelleau served as the president and chief executive officer of Lockton, Inc., the largest privately held independent insurance broker and a top 10 insurance broker globally, from 2002 until his retirement in 2017. Since his retirement, he has served as an independent advisor to Lockton and continues to serve on the board of directors of Lockton. In 2019, he also became chairman of the board of Orchid Underwriters Agency, LLC, a leading specialty underwriter of catastrophe exposed property insurance, and is a member of the management advisory board of TowerBrook Capital Partners. While he served as president and chief executive officer, Lockton’s revenues grew from $92 million to $1.4 billion and it expanded from 7 offices to 85 offices globally. Previously, he served as president of Lockton from 2000-2002 and as operations executive from 1997 to 1999. Prior to joining Lockton, Mr. Lumelleau held various roles at Alexander & Alexander, Inc. and its successor, AON Risk Services, from 1976 until 1997, including executive vice president of global retail sales. He currently serves on the Board of Trustees of Fordham University, the Board of Directors of

The Council of Insurance Agents and Brokers, and the Board of Overseers of the St. John’s University School of Risk Management & Actuarial Sciences. Mr. Lumelleau holds a Bachelor of Arts from Fordham University.
About Insperity

Insperity, a trusted advisor to America’s best businesses for more than 33 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Traditional Payroll and Human Capital Management, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees.  With 2018 revenues of $3.8 billion, Insperity operates in 78 offices throughout the United States. For more information, visit http://www.insperity.com.